Exhibit 99.1
VECTOR GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

     MIAMI, FL, March 16, 2007 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the fourth quarter and full year ended December 31, 2006.
     For the full year ended December 31, 2006, revenues were $506.3 million, compared to $478.4 million for 2005. The Company recorded operating income of $101.0 million for 2006, compared to operating income of $89.1 million for 2005. The results for 2005 include a pre-tax gain of $12.7 million on the sale of real estate. Income from continuing operations was $42.7 million for 2006, or $0.71 per diluted common share, compared to income of $42.6 million, or $0.86 per diluted common share, for 2005. Income from discontinued operations was $3.0 million in 2005, and income from extraordinary item was $6.8 million in 2005. Net income for 2006 was $42.7 million, or $0.71 per diluted common share, compared to income of $52.4 million, or $1.06 per diluted common share, for 2005.
     Fourth quarter 2006 revenues were $137.5 million, compared to revenues of $136.2 million in the fourth quarter 2005. The Company recorded operating income of $32.6 million in the 2006 fourth quarter, compared to operating income of $26.1 million in the fourth quarter of 2005. The results for the fourth quarter 2005 included the $12.7 million pre-tax gain on the sale of real estate. Income from continuing operations was $15.8 million for the fourth quarter 2006, or $0.25 per diluted share, compared to income of $12.0 million, or $0.23 per diluted share, for the fourth quarter 2005. Income from extraordinary item was $6.8 million in the fourth quarter 2005. Net income for the 2006 fourth quarter was $15.8 million, or $0.25 per diluted common share, compared to net income of $18.8 million, or $0.36 per diluted common share, in the 2005 fourth quarter.
     For the three months and year ended December 31, 2006, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $136.2 million and $499.5 million, respectively, compared to $134.1 million and $468.7 million for the three months and full year ended December 31, 2005, respectively. Operating income was $44.6 million for the fourth quarter 2006 and $140.5 million for the full year 2006, compared to $45.7 million for the fourth quarter of 2005 and $143.4 million for the full year 2005. The 2006 fourth quarter and full year results included a pre-tax gain on sale of assets of $2.5 million. The 2005 fourth quarter and full year results included the pre-tax gain on sale of real estate of $12.7 million and the 2005 full year results included a special federal quota stock liquidation assessment under the federal tobacco buyout legislation of $5.2 million.
     Conference Call to Discuss Fourth Quarter and Full Year 2006 Results
     As previously announced, the Company will host a conference call and webcast on Monday, March 19, 2007 at 11:00 A.M. (DST) to discuss fourth quarter and full year 2006 results. Investors can access the call by dialing 800-859-8150 and entering 85066940 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will be available shortly after the call ends on March 19, 2007 through April 2, 2007. To access the replay, dial 877-656-8905 and enter 41379161 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2006	2005	2006	2005
		Revised		Revised
Revenues*	$137,528	$136,176	$506,252	$478,427

Expenses:
Cost of goods sold*	84,189	82,613	315,163	285,393
Operating, selling, administrative and general expenses	21,737	37,563	90,833	114,048
Gain on sale of assets	(2,476)	(12,748)	(2,210)	(12,748)
Provision for loss on uncollectible receivable	—	2,750	—	2,750
Restructuring and impairment charges	1,437	(127)	1,437	(127)

Operating income	32,641	26,125	101,029	89,111

Other income (expenses):
Interest and dividend income	2,617	2,350	9,000	5,610
Interest expense	(9,981)	(7,449)	(37,776)	(29,812)
Changes in fair value of derivatives embedded within convertible debt	1,337	824	112	3,082
Loss on extinguishment of debt	—	—	(16,166)	—
Gain on investments, net	1,633	(7)	3,019	1,426
Gain from conversion of LTS notes	—	—	—	9,461
Equity in loss on operations of LTS	—	—	—	(299)
Equity income (loss) from non-consolidated real estate businesses	(640)	1,341	9,086	7,543
Other, net	18	(423)	176	(354)

Income from continuing operations before provision for income taxes and minority interests	27,625	22,761	68,480	85,768
Income tax expense	(11,834)	(11,196)	(25,768)	(41,214)
Minority interests	—	434	—	(1,969)

Income from continuing operations	15,791	11,999	42,712	42,585

Discontinued operations:
Income from discontinued operations, net of minority interests and taxes	—	—	—	82
Gain on disposal of discontinued operations, net of minority interests and taxes	—	—	—	2,952

Income from discontinued operations	—	—	—	3,034

Income before extraordinary item	—	11,999	42,712	45,619

Extraordinary item, unallocated negative goodwill	—	6,766	—	6,766

Net income	$15,791	$18,765	$42,712	$52,385

Per basic common share:

Income from continuing operations	$0.26	$0.26	$0.73	$0.91

Income from discontinued operations	$0.00	$0.00	$0.00	$0.07

Income from extraordinary item	$0.00	$0.14	$0.00	$0.15

Net income applicable to common shares	$0.26	$0.40	$0.73	$1.13

Per diluted common share:

Income from continuing operations	$0.25	$0.23	$0.71	$0.86

Income from discontinued operations	$0.00	$0.00	$0.00	$0.06

Income from extraordinary item	$0.00	$0.13	$0.00	$0.14

Net income applicable to common shares	$0.25	$0.36	$0.71	$1.06

Cash distributions declared per share	$0.40	$0.38	$1.54	$1.47

*	Revenues and Cost of goods sold include excise taxes of $46,383, $48,897, $174,339 and $161,753, respectively.